Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No.333-239422, No.333-260543, No.333-265887 and No.333-272970) on Form S-8 of our reports dated June 25, 2025, with respect to the consolidated financial statements of Takeda Pharmaceutical Company Limited and the effectiveness of internal control over financial reporting.

/s/KPMG AZSA LLC

Tokyo, Japan
June 25, 2025